Exhibit 23.1


                          Independent Auditors' Consent



The Board of Directors
Acxiom Corporation:


We consent to the use of our report dated May 8, 1998 included in Acxiom's annual report on Form 10-K for the year ended March 31, 1998, as amended by the annual reports on Form 10-K/A dated July 29, 1998 and August 4, 1998 and attached as Annex C to the information statement/prospectus and our report dated January 28, 1999 included in Acxiom's current report on Form 8-K dated February 8, 1999 and attached as Annex F to this information statement/prospectus and to the reference to our firm under the heading Experts in the information statement/prospectus.



                                          /s/ KPMG LLP



Little Rock, Arkansas
May 12, 1999